Exhibit 99.1

PRESS RELEASE

WINN-DIXIE STORES, INC. | 5050 EDGEWOOD COURT | JACKSONVILLE, FLA. 32254 | (904) 783-5000

NASDAQ: WINN

Winn-Dixie Stores, Inc., Announces First Quarter Fiscal 2009 Earnings;

Seventh Consecutive Quarter of Positive Identical Store Sales;

First Year Remodel Stores Continue to Exceed Sales Target

Highlights

•	Adjusted EBITDA of $27.0 million, a 38.5% increase from the year-ago period

•	Gross margin of 27.9%, an increase of approximately 40 basis points from the year-ago period

•	Identical store sales increase of 3.0%

•	On track to remodel 75 stores in fiscal 2009

•	First-year store remodels exceeding 10% identical store sales lift

JACKSONVILLE, Fla. (October 27, 2008) — Winn-Dixie Stores, Inc. (NASDAQ: WINN), today reported its financial results for the first quarter of fiscal 2009, a 12-week period that ended on September 17, 2008.

Adjusted EBITDA was $27.0 million, an increase of $7.5 million from Adjusted EBITDA of $19.5 million in the first quarter of fiscal 2008. The Company believes first quarter Adjusted EBITDA included an estimated benefit of approximately $2.7 million due to the positive sales impact related to Hurricanes Gustav and Ike and Tropical Storm Fay that exceeded storm-related inventory losses and other costs.

The Company also reported a net loss of $2.3 million, or $0.04 per diluted share for the quarter, compared to a net loss of $0.8 million, or $0.01 per diluted share, in the first quarter of fiscal 2008. Gross margin was 27.9%, an increase of approximately 40 basis points compared to the year ago period, and identical store sales increased 3.0%.

Winn-Dixie Chairman, CEO, and President, Peter Lynch, said, “We are very pleased with our financial results for the quarter. We improved Adjusted EBITDA while also delivering solid sales growth. We also benefited from increased sales both before and after the storms that affected many of our communities in Louisiana, Florida, Georgia and along the Gulf Coast. Our Associates put forth a great team effort that enabled us to re-open stores quickly to better serve our customers.”

Mr. Lynch continued, “Although the economic conditions remain challenging, we are continuing to provide our customers with better quality and value every time they visit their local Winn-Dixie. Over the longer-term, we are pursuing sustainable sales growth and building customer loyalty through initiatives such as our store remodel and corporate brands programs and our neighborhood merchandising and marketing strategy.”

Fiscal 2009 First Quarter Results

Net sales in the first quarter were $1.7 billion, an increase of $55.0 million, or 3.4%, compared to the prior year period. Identical store sales increased 3.0%. Approximately 110 basis points of the improvement in identical store sales were due to increased sales as a result of Hurricanes Gustav and Ike and Tropical Storm Fay. The Company benefited from pre-storm purchases and also its ability to reopen stores before competitors. This benefit was partially offset by sales losses during temporary closures. Identical store sales were impacted negatively in the first quarter by approximately 100 basis points due to a higher percentage of generic pharmaceutical products sold versus branded products.

Gross profit on sales in the first quarter was $466.8 million, an increase of $20.4 million compared to the same period in the prior fiscal year. As a percentage of net sales, gross margin was 27.9% in the first quarter, compared to 27.5% in the first quarter of fiscal 2008, an increase of 40 basis points. The improvement in gross margin was attributable primarily to product mix changes (60 basis points) and operational improvements that reduced inventory shrink (30 basis points). These improvements of 90 basis points were offset partially by an increase in the Company’s LIFO charge (30 basis points), due primarily to continuing increases in food inflation, and other items (20 basis points).

Other operating and administrative expenses for the first quarter were $468.1 million, an increase of $19.5 million compared to the same period in the prior fiscal year. Several items contributed to the increase, including higher depreciation and amortization ($6.8 million) related primarily to the store remodeling program, higher compensation costs ($6.6 million) related primarily to retail payroll, higher utilities ($3.1 million) due to higher rates, hurricanes and tropical storm related expenses ($1.6 million) and non-cash share-based compensation expense ($0.7 million) due to additional grants.

Store Remodeling Program

Winn-Dixie continued to make progress with the store remodeling program it commenced in the second half of fiscal 2007. The goal of the program is to modernize Winn-Dixie stores by dramatically improving their appearance, heightening their focus on fresh and local, high-quality products and enhancing the overall shopping experience for customers. The Company plans to remodel roughly half the chain by the end of fiscal 2010 and substantially all of its stores by the end of fiscal 2013.

As of the end of the first quarter, the Company had completed 96 store remodels, 75 of which were still within their first year of operation. Of the 75 first-year store remodels, 59 are considered by the Company to be offensive in nature. For the first quarter of fiscal 2009, the Company’s 59 offensive remodeled stores had an 11.6% weighted average sales increase compared to the same period in the prior fiscal year, excluding the grand re-opening phase. The sales increase in the first-year offensive remodels resulted from increases in transaction count and basket size of 3.3% and 8.0%, respectively.

Corporate Brands Program

The Company’s corporate brands program is a key component of its long-term strategic plan. For the first quarter of fiscal 2009, the Company’s penetration rate improved to 22.0%, an increase of 150 basis points compared to the same period in the prior fiscal year, on the categories we measure. To date, the Company has completed packaging and label redesigns for over 1,900 private label products. The Company’s plan is to have redesigned substantially all of its line of private label products, which consists of approximately 3,000 items, by the end of calendar 2009.

Mr. Lynch said, “We are very pleased with the continued growth of our Corporate Brands initiative at Winn-Dixie. Our Corporate Brands penetration should continue to be strong as we see the results of a larger presence of Winn-Dixie brand products throughout the store, including our expansion into the fresh departments.”

Liquidity and Capital Resources

As of September 17, 2008, Winn-Dixie had approximately $653.1 million of liquidity, comprised of $491.2 million of borrowing availability under its credit agreement and $161.9 million of cash and cash equivalents.

Following the close of the first quarter of fiscal 2009, the Company reached a final settlement with its insurers related to its claim resulting from hurricanes that occurred in fiscal 2006. The Company received approximately $25.0 million on September 25, 2008, as a result. The cash received and the related gain on the settlement will be included in the Company’s results for the second quarter of fiscal 2009, but will be excluded from the Company’s Adjusted EBITDA.

Financial Guidance

The Company is maintaining its previously issued guidance that full fiscal year 2009 Adjusted EBITDA will be within a range of $110-$125 million.

Estimating future financial performance is subject to risk and uncertainties, particularly for a company in the initial stages of a multi-year turnaround plan. Some of these risks are described below. For additional information about the risks and uncertainties we face, please refer to risk factors discussed in the Company’s Form 10-K for the fiscal year ended June 25, 2008 and our other filings with the SEC.

Conference Call and Webcast Information

The Company will host a live conference call and simultaneous audio webcast on Tuesday, October 28, 2008, from 8:30 AM to 9:30 AM Eastern Time. To access the simultaneous webcast of the conference call (a replay of which will be available later in the day), please go to the Company’s Investor Relations site at http://www.winn-dixie.com under “Investors”. Parties interested in participating in this call should dial-in ten minutes prior to the start time at 888-680-0893 or 617-213-4859 access code 91223442. A recording of the call will be available on the Investor Relations section of the Winn-Dixie website from October 28, 2008, through November 4, 2008; it can also be accessed by calling 888-286-8010 or 617-801-6888. The replay passcode is 68773130.

About Winn-Dixie

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. The Company currently operates 521 retail grocery locations, including more than 400 in-store pharmacies, in Florida, Alabama, Louisiana, Georgia, and Mississippi. For more information, please visit www.winn-dixie.com.

Effective March 28, 2003, the Securities and Exchange Commission (“SEC”) adopted rules related to disclosure of certain financial measures not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Such rules require all public companies to provide certain disclosures in press release and SEC filings related to non-GAAP financial measures. We use the non-GAAP measure “Adjusted EBITDA” to evaluate the Company’s operating performance and it is among the primary measures used by management for planning and forecasting of future periods. Adjusted EBITDA is defined as income from continuing operations before interest, income taxes, and depreciation and amortization expense, or EBITDA, and further adjusted for certain non-cash charges, reorganization items, self-insurance reserves adjustment, and items related to the Company’s emergence from bankruptcy. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by the Company’s management and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the results of the Company to other companies in its industry. Adjusted EBITDA is reconciled to Net Income on the attached schedule of this release.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on our current plans and expectations and involve certain risks and uncertainties. Actual results may differ materially from the expected results described in the forward-looking statements. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “project,” “continuing,” “ongoing,” “should,” “will,” “believe,” or “intend” and similar words and phrases. There are many factors that could cause the Company’s actual results to differ materially from the expected results contemplated or implied by the Company’s forward-looking statements.

The Company faces a number of risks and uncertainties with respect to its continuing business operations and its attempt to increase its sales and gross profit margin, including, but not limited to: the Company’s ability to improve the quality of its stores and products; the Company’s success in achieving increased customer count and sales in remodeled and other stores; the results of the Company’s efforts to revitalize the corporate brand; competitive factors, which could include new store openings, price reduction programs and marketing strategies from other food and/or drug retail chains, supercenters and non-traditional competitors; the ability of the Company to effectively manage gross margin rates; the ability of the Company to attract, train and retain key leadership; the Company’s ability to implement, maintain or upgrade information technology systems, including programs to support retail pricing policies; the outcome of the Company’s programs to control or reduce operating and administrative expenses and to control inventory shrink; increases in utility rates, gasoline costs and food prices, which could impact consumer spending and buying habits and the cost of doing business; the availability and terms of capital resources and financing and its adequacy for the Company’s planned investment in store remodeling and other activities; the concentration of the Company’s locations in the southeastern United States, which increases its vulnerability to severe storm damage; general business and economic conditions in the southeastern United States, including consumer spending levels, population, employment and job re-growth in some of our markets, and the additional risks relating to limitations on insurance coverage following the catastrophic storms in recent years; the Company’s ability to successfully estimate self-insurance liabilities; changes in laws and other regulations affecting the Company’s business; events that give rise to actual or potential food contamination, drug contamination or food-borne illness; the Company’s ability to use net operating loss carryforwards under the federal tax laws; and the outcome of litigation or legal proceedings.

Please refer to discussions of these and other factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 25, 2008, and other Company filings with the Securities and Exchange Commission. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Investor Contact:	Media Contact:
Eric Harris	Robin Miller
Director of Investor Relations	Director of Communications
(904) 783-5033	(904) 370-7715

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Dollar amounts in thousands except per share data	12 weeks ended
	Sep. 17, 2008		Sept. 19, 2007
	Amount	%	Amount	%
Net sales	$1,675,935	100.0	$1,620,898	100.0
Cost of sales, including warehouse and delivery expenses	1,209,177	72.1	1,174,543	72.5

Gross profit on sales	466,758	27.9	446,355	27.5
Other operating and administrative expenses	468,102	27.9	448,644	27.7

Operating loss	(1,344)	—	(2,289)	(0.2)
Interest expense (income), net	1,002	0.1	(1,435)	(0.1)

Loss before income taxes	(2,346)	(0.1)	(854)	(0.1)
Income tax benefit	(76)	—	(64)	—

Net loss	$(2,270)	(0.1)	$(790)	—

Basic loss per share	$(0.04)		(0.01)

Diluted loss per share	$(0.04)		(0.01)

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):
Net loss	$(2,270)		(790)
Adjustments to reconcile Net loss to EBITDA:
Income tax benefit	(76)		(64)
Depreciation and amortization	24,029		17,460
Favorable and unfavorable lease amortization, net	465		868
Interest expense (income), net	1,002		(1,435)

EBITDA	23,150		16,039

Adjustments to reconcile EBITDA to Adjusted EBITDA
Share-based compensation	3,435		2,765
Post-emergence bankruptcy-related professional fees	395		670

Adjusted EBITDA	$26,980		19,474

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

Dollar amounts in thousands except par value
ASSETS	Sep. 17, 2008	June 25, 2008
Current assets:
Cash and cash equivalents	$161,928	201,275
Trade and other receivables, less allowance for doubtful receivables of $1,964 ($1,906 at June 25, 2008)	69,839	79,912
Insurance claims receivable	—	2,197
Income tax receivable	5,245	4,874
Merchandise inventories, less LIFO reserve of $31,892 ($24,738 at June 25, 2008)	649,189	649,022
Prepaid expenses and other current assets	34,477	42,099

Total current assets	920,678	979,379

Property, plant and equipment, net	469,245	446,866
Intangible assets, net	287,738	294,775
Deferred tax assets, non-current	38,850	39,454
Other assets, net	9,209	15,047

Total assets	$1,725,720	1,775,521

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current obligations under capital leases	$8,700	7,920
Accounts payable	291,427	340,211
Reserve for self-insurance liabilities	77,267	73,365
Accrued wages and salaries	62,821	77,575
Accrued rent	42,032	39,464
Deferred tax liabilities	49,857	50,557
Accrued expenses	82,887	76,244

Total current liabilities	614,991	665,336

Reserve for self-insurance liabilities	121,000	121,000
Long-term borrowings under credit facilities	—	58
Unfavorable leases	123,128	126,049
Obligations under capital leases	20,258	17,698
Other liabilities	19,650	19,753

Total liabilities	899,027	949,894

Shareholders’ equity:
Common stock, $0.001 par value. Authorized 400,000,000 shares; 54,383,983 shares issued; 54,285,456 outstanding at Sep. 17, 2008 and 54,179,890 shares issued; 54,081,363 outstanding at June 25, 2008.	54	54
Additional paid-in-capital	779,494	776,059
Retained earnings	39,007	41,277
Accumulated other comprehensive income	8,138	8,237

Total shareholders’ equity	826,693	825,627

Total liabilities and shareholders’ equity	$1,725,720	1,775,521

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

Amounts in thousands	12 weeks ended
	Sep. 17, 2008	Sept. 19, 2007
Cash flows from operating activities:
Net loss	$(2,270)	(790)
Adjustments to reconcile Net loss to net cash provided by operating activities:
(Gain) loss on sales of assets, net	(175)	111
Depreciation and amortization	24,029	17,460
Share-based compensation	3,435	2,765
Deferred income taxes	(76)	—
Change in operating assets and liabilities:
Favorable and unfavorable leases, net	465	868
Trade, insurance and other receivables	12,270	7,808
Merchandise inventories	(167)	16,969
Prepaid expenses and other current assets	7,622	(403)
Accounts payable	(28,100)	4,355
Income taxes payable/receivable	444	(143)
Reserve for self-insurance liabilities	3,902	3,167
Accrued expenses and other	(5,584)	1,780

Net cash provided by operating activities	15,795	53,947

Cash flows from investing activities:
Purchases of property, plant and equipment	(37,275)	(43,860)
Decrease (increase) in investments and other assets, net	4,532	(5,144)
Other, net	536	(17)

Net cash used in investing activities	(32,207)	(49,021)

Cash flows from financing activities:
Gross borrowings on credit facilities	4,585	2,255
Gross payments on credit facilities	(4,643)	(2,184)
(Decrease) increase in book overdrafts	(20,684)	2,190
Principal payments on capital leases	(2,193)	(1,686)

Net cash (used in) provided by financing activities	(22,935)	575

(Decrease) increase in cash and cash equivalents	(39,347)	5,501
Cash and cash equivalents at beginning of period	201,275	201,946

Cash and cash equivalents at end of period	$161,928	207,447